EXHIBIT 23

                           TRIAN FUND MANAGEMENT, L.P
                           280 Park Avenue, 41st Floor
                            New York, New York 10017

                                                September 16, 2008

Sandell Asset Management Corp.
40 West 57th Street
New York, NY 10019

Attn:  Thomas E. Sandell

Ladies and Gentlemen:

      Reference is made to the Agreement made the 4th day of November, 2005, as amended by Amendment No. 1 to the Agreement made the 27th day of April, 2006 and Amendment No. 2 to the Agreement made the 1st day of December, 2006 (collectively, the "Agreement"), by and among Sandell Asset Management Corp. and Trian Fund Management, L.P with respect to Wendy's International, Inc., an Ohio corporation.

      This will confirm the agreement of the parties that the Agreement is hereby terminated, effective immediately, provided, however, that, as contemplated by Section 5 of the Agreement, the provisions of Sections 3 and 4 and the governing law provisions set forth in Section 6(a) of the Agreement shall survive the termination of the Agreement.

      If the foregoing accurately reflects our agreement, please execute this letter below.

                                    Very truly yours,

                                    TRIAN FUND MANAGEMENT, L.P.
                                    By:  Trian Fund Management GP, LLC,
                                          its General Partner

                                    By:    /s/ Edward P. Garden
                                        -------------------------------
                                    Name:  Edward P. Garden
                                    Title: Member


                                    SANDELL ASSET MANAGEMENT CORP.

                                    By:    /s/ Thomas E. Sandell
                                        -------------------------------
                                    Name:  Thomas E. Sandell
                                    Title: Chief Executive Officer